Exhibit 5.4

(206) 448-1818 main

(206) 448-3444 fax

www.fksdo.com

June 8, 2017

TRI Pointe Group, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

Ladies and Gentlemen:

We have acted as counsel in the State of Washington to TRI Pointe Holdings, Inc., a Washington corporation, and The Quadrant Corporation, a Washington corporation (each, a “Washington Guarantor”, and collectively the “Washington Guarantors”), both direct or indirect subsidiaries of TRI Pointe Group, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $300,000,000 aggregate principal amount of 5.25% Senior Notes due 2027 (the “Notes”), including the guarantees thereof (the “Guarantees”), set forth in the Indenture (hereinafter defined) by certain subsidiaries of the Company named therein (the “Guarantors”), including the Washington Guarantors. The Notes and the Guarantees are being issued under that certain Indenture dated as of May 23, 2016 (“Base Indenture”), by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Second Supplemental Indenture dated as of June 8, 2017 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

The Company and the Guarantors executed and filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on May 23, 2016, as amended by that certain prospectus supplement filed with the Commission on June 6, 2017 (collectively, the “Registration Statement”), relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable. The Company and the Guarantors entered into an underwriting agreement dated June 5, 2017 (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the underwriters named in Schedule I thereof relating to the issuance and sale by the Company and the Guarantors of the Notes and the Guarantees, as applicable.

I.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinions in this letter upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinions:

(a)	The Registration Statement;

June 8, 2017

(b)	The Base Indenture;

(c)	The Supplemental Indenture;

(d)	The global certificate evidencing the Notes, including the notations of guarantee (the “Note Certificate”);

(e)	The Guarantees;

(f)	The Underwriting Agreement;

(g)	Secretary’s Certificate dated June 8, 2017, by Bradley W. Blank, as Secretary or Assistant Secretary, as the case may be, of each of the Guarantors, including the Exhibits thereto that pertain to the Washington Guarantors (the “Secretary’s Certificate”);

(h)	Articles of Incorporation and Bylaws of each of the Washington Guarantors, in the form attached to the Secretary’s Certificate;

(i)	Action by Unanimous Written Consent of the Board of Directors of each of the Washington Guarantors, each dated June 2, 2017, in the form attached to the Secretary’s Certificate;

(j)	Certificate of Existence of each of the Washington Guarantors, dated March 22, 2017.

(k)	Electronic bring down certificates executed by Corporation Service Company, certifying that each of the Washington Guarantors is active and current with the Washington Secretary of State as of June 7, 2017.

As used in this letter, “Transaction Agreements” means the Supplemental Indenture, the Note Certificate, the Guarantees and the Underwriting Agreement.

Our opinions in this letter are made in reliance upon the factual matters covered in the Secretary’s Certificate, including the exhibits annexed thereto, with respect to matters addressed by the Secretary’s Certificate. We have made no independent investigation into the matters addressed by the Secretary’s Certificate, but we have no knowledge of any inaccuracy of the Secretary’s Certificate.

II.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for our opinions, and subject to the limitations and qualifications expressed below, it is our opinion that:

1.	Each of the Washington Guarantors has been duly organized and is validly existing as a corporation under the laws of the State of Washington.

June 8, 2017

2.	Each of the Washington Guarantors has all requisite corporate power and authority to execute, deliver, and perform all of its obligations under the Transaction Agreements to which it is a party.

3.	The execution, delivery, and performance of all of its obligations under each of the Transaction Agreements to which each of the Washington Guarantors is a party have been duly authorized by all necessary corporate action on the part of such Washington Guarantor, and each Transaction Agreement to which such Washington Guarantor is a party has been duly executed and delivered by such Washington Guarantor.

4.	The performance, execution, and delivery by each Washington Guarantor of the Transaction Agreements to which it is a party will not (A) conflict with any provision of the Articles of Incorporation or Bylaws of the Washington Guarantors, nor violate or breach any applicable provision of Washington state law, statute or regulation, or (B) require any authorization, approval, or other action by, or notice or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices, or filings which have been obtained or made, as the case may be, and which are in full force and effect).

For purposes of this opinion letter, we have assumed that, with respect to the issuance, sale and delivery of the Notes and the Guarantees: (i) the Registration Statement is effective and complies with all applicable laws, (ii) the Notes and Guarantees were issued and sold in the manner stated in the Registration Statement and Underwriting Agreement, (iii) the Transaction Agreements and the Underwriting Agreement are valid instruments, enforceable against the parties thereto in accordance with their terms and applicable laws and (iv) the performance, execution, and delivery by each Washington Guarantor of the Transaction Agreements to which it is a party does not result in a default under or breach of any agreement or instrument binding upon either of the Washington Guarantors, or any order, judgment, or decree of any court or governmental authority applicable to either of the Washington Guarantors.

III.

The opinions expressed in this letter are limited to the laws of the State of Washington, and we express no opinion as to the laws of any other jurisdiction (including the federal laws of the United States of America), or the local laws, ordinances, or rules of any municipality, county, or political subdivision of the State of Washington.

This opinion is limited to the effect of the current state of the laws of the State of Washington and the facts as they currently exist. We assume no obligation to revise or supplement this letter in the event such laws are changed by legislative action, judicial decision, or otherwise.

Our opinions may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”) but, except as set forth in the next paragraph, may not otherwise be used, quoted, or referred to by or filed with any other person or entity without our prior written permission.

June 8, 2017

We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fikso Kretschmer Smith Dixon Ormseth PS